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                                                                     Exhibit 8.2

             [LETTERHEAD OF CONYERS, DILL & PEARMAN]

October 16, 1997

Terra Nova (Bermuda) Holdings Ltd.
Richmond House
12 Par-la-Ville Road
Hamilton
Bermuda

Dear Sirs,

RE:  REGISTRATION STATEMENT ON FORMS F-4 AND S-4

We have acted as special legal counsel to Terra Nova (Bermuda) Holdings Ltd., a Bermuda corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Forms F-4 and S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), related to the exchange of $75,000,000 aggregate principal amount of its 7.2% Senior Notes due 2007 of Terra Nova Insurance (UK) Holdings plc, fully and unconditionally guaranteed on a senior basis by the Company.

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statements, the Memorandum of Association and Bye-Laws of the Company as well as resolutions of the Company's Board of Directors. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies,
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the genuineness of all signatures and the legal capacity of natural persons.

On the basis of the foregoing, we are of the opinion that the discussions set forth in the prospectus contained in the Registration Statement under the headings "CERTAIN TAX CONSIDERATIONS--Certain U.K., U.S. and Bermuda Tax Considerations," "CERTAIN TAX CONSIDERATIONS--Certain Tax Consequences of the exchange Offer" and "CERTAIN TAX CONSIDERATIONS--Certain U.K., U.S. and Bermuda Tax Considerations--Bermuda" accurately reflect our opinion as to such matters.

We are members of the bar of Bermuda and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference made to us under the captions "Enforceability of Civil Liabilities", "Risk Factors--Enforcement of Judgments" and "Certain Tax Considerations" in the prospectus contained in the Registration Statement.

Yours faithfully,



CONYERS DILL & PEARMAN


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